EXHIBIT 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION REPORTS FIRST QUARTER 2006 RESULTS
     Tempe, Ariz., May 8, 2006/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three months ended March 31, 2006.
     Net sales for the first quarter of 2006 declined to $29.9 million compared to $39.6 million in the first quarter of 2005, a 24.5% decrease. Gross margin for the first quarter of 2006 decreased approximately 40 basis points to 28.2% compared to 28.6% in the first quarter of 2005.
     W. Gary Suttle, Rockford’s president and CEO, commented, “Sales in our core business were lower than in first quarter 2005. Sales in the Specialist, Mass Retail and International channels for mobile audio systems continued to show softness, as they did in 2005. Also, first quarter 2005 sales included approximately $4 million attributable to discontinued product lines including domestic MB Quart products, Omnifi products and source units, which are not in first quarter 2006 revenues. The decrease in gross profit was primarily due to the lower sales base, costs related to our 2006 new product startups, and a reserve for parts related to a new product we determined did not meet our performance and quality criteria. We have pushed back the introduction of this product from our 2006 lineup and expect to reintroduce a new version in 2007.”
     Operating expenses for the first quarter of 2006 decreased 14.3% to $9.5 million compared to the 2005 level of $11.1 million in the year-ago period.

     “Expenses were down again this quarter, primarily due to variable expenses related to the lower sales, such as sales commissions and freight costs, as well as lower general and administrative costs,” Mr. Suttle continued. “However, product development expense was up due to additional new product development activities.”
     Operating loss for the first quarter 2006 was $1.0 million compared to operating income of $271,000 in the same period of 2005, which was due primarily to the lower sales and reduced gross margin.
     Interest and other expenses were $1.0 million, which included a non-cash charge of $700,000 to reserve for lease obligations related to Rockford’s European facilities, which were vacated during the quarter due to our new European distribution strategy. This action, together with the previously announced Q-Logic sale, largely completes Rockford’s realignment strategy.
     Net loss for the first quarter 2006 was $2.1 million compared to a net loss of $608,000 in 2005.
     Rockford’s outstanding balance on its asset-based credit facility at March 31, 2006 was $6.0 million compared to $6.1 million at December 31, 2005 and $19.1 million at March 31, 2005.
2006 Guidance
     For fiscal 2006, Rockford continues to expect gross margin as a percent of net sales to improve due to Rockford’s planned outsourcing efforts, lower sales discounts and higher royalty revenue. At the same time, we expect lower sales due to the softness in our sales channels, as well as the elimination of Q-Logic enclosure, MB Quart domestic, and source unit, revenues. Because of the mixed effect of these changes, we have concluded that we are not in a position to provide meaningful guidance about expected results for 2006 at this time. We hope that the uncertainties will begin to resolve themselves so that we are able to provide guidance in connection with the release of our second quarter results.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly, Rockford has not yet returned to a net profit. Rockford’s sales in its core aftermarket business were lower in first quarter of 2006 compared to 2005. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2006. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and March 31, 2005
($000s omitted except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Net sales	$29,928	$39,616
Cost of goods sold	21,503	28,293

Gross profit	8,425	11,323

Operating expenses	9,467	11,052

Operating (loss) income	(1,042)	271

Interest and other expense, net	1,017	746

Loss from continuing operations before income taxes	(2,059)	(475)

Income tax expense	—	16

Loss from continuing operations	(2,059)	(491)
Income (loss) from discontinued operations	6	(117)

Net loss	$(2,053)	$(608)

Loss per common share:
Loss from continuing operations
Basic	$(0.22)	$(0.05)

Diluted	$(0.22)	$(0.05)

Loss from discontinued operations
Basic	$(0.00)	$(0.01)

Diluted	$(0.00)	$(0.01)

Net loss
Basic	$(0.22)	$(0.07)

Diluted	$(0.22)	$(0.07)

Weighted average shares:
Basic	9,385	9,233

Diluted	9,385	9,233

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At March 31, 2006 and December 31, 2005
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	24,496	24,721
Inventories	17,340	18,618
Prepaid expenses and other current assets	4,568	4,069
Current assets of discontinued operations	245	289

Total current assets	46,649	47,697

Property and equipment, net	2,977	3,104
Other assets	1,745	1,497

Total assets	$51,371	$52,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	9,881	10,182
Accrued warranty	1,903	1,982
Other accrued liabilities	6,348	6,207
Current portion of capital lease & other long-term liabilities	280	—
Asset-based credit facility	6,047	6,109

Total current liabilities	24,459	24,480

Notes payable	9,209	9,187
Long-term portion of capital lease & other long-term liabilities	594	—
Deferred income taxes	452	—

Total liabilities	34,714	33,667

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,620	37,548
Retained deficit	(21,461)	(19,408)
Accumulated other comprehensive income	404	397

Total shareholders’ equity	16,657	18,631

Total liabilities and shareholders’ equity	$51,371	$52,298

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